Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

BARRETT BUSINESS SERVICES, INC.

(Exact name of registrant as specified in its charter)

Maryland	52-0812977
(State of incorporation)	(IRS Employer Identification No.)

8100 NE Parkway Drive, Suite 200
Vancouver, Washington	98662
(Address of principal executive offices)	(Zip Code)

BARRETT BUSINESS SERVICES, INC. 2015 STOCK INCENTIVE PLAN

(Full title of the plan)

Michael L. Elich
President and Chief Executive Officer
Barrett Business Services, Inc.
8100 NE Parkway Drive, Suite 200
Vancouver, Washington 98662

Telephone (360) 828-0700

(Name, address, and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐            Accelerated filer  ☒            Non-accelerated filer  ☐             Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $.01 par value (1)	1,000,000 shares		(2)	$36,040,000	(2)	$4,188

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares reserved for issuance under the 2015 Stock Incentive Plan (the "Plan") as a result of any future stock split, stock dividend, or similar adjustment of the outstanding common stock.
(2)	Pursuant to Rule 457(h), the proposed maximum aggregate offering price and the registration fee have been computed based on the average of the high and low sales prices of the common stock reported on The Nasdaq Stock Market on June 30, 2015, $36.04.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the registrant with the Securities and Exchange Commission are incorporated by reference in this registration statement:

(a)	The registrant's Annual Report on Form 10-K for the year ended December 31, 2014.

(b)	The registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

(c)	The registrant's Current Reports on Form 8-K filed on January 5, 2015, January 2, 2015, February 6, 2015, May 1, 2015, and June 2, 2015.

(d)	The description of the registrant's Common Stock included as Exhibit 99.1 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, together with Item 8.01 to the registrant’s current report on Form 8-K filed on September 25, 2012, Item 5.03 to the registrant’s current report on Form 8-K filed on March 13, 2013, and Item 5.03 to the registrant's current report on Form 8-K filed on February 7, 2014.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Indemnification

Section 2-312 of the Maryland General Corporation Law (the "Act") provides that any director held liable for an unlawful distribution in violation of Section 2-311 of the Act or the corporation's charter is entitled to contribution from (i) every other director who could be held liable under Section 2-312 of the Act for the unlawful distribution and (ii) each stockholder for the amount the stockholder accepted knowing the distribution was made in violation of Section 2-311 of the Act or the corporation's charter.

Under Section 2-418 of the Act, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation (an "Indemnitee") shall be indemnified by the corporation (unless the corporation's charter provides otherwise) against reasonable expenses incurred by the Indemnitee in connection with the proceeding if the Indemnitee is successful on the merits or otherwise or if ordered by a court of competent jurisdiction. In addition, under said section a corporation is permitted to indemnify an Indemnitee against liability incurred in a proceeding unless (i) the Indemnitee's act or omission was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property, or services; (iii) in the case of a criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful; (iv) the Indemnitee was adjudged liable to the corporation in a proceeding by or in the right of the corporation; or (v) the Indemnitee was adjudged liable on the basis that he or she improperly received a personal benefit.

As authorized by the Act, Article V of the registrant's Articles of Amendment and Restatement (the "Charter") provides that the registrant shall indemnify each of its officers and directors to the fullest extent permissible under the Act, as the same exists or may hereafter be amended, against all liabilities, losses, judgments, penalties, fines, settlements and reasonable expenses (including attorney fees) incurred or suffered by such person by reason of or arising from the fact that such person is or was an officer or director of the registrant or is or was serving at the request of the registrant as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification continues as to a person who has ceased to be a director, officer, partner, trustee, employee or agent and inures to the benefit of his or her heirs, executors, and administrators.

Effective April 10, 2012, the registrant entered into indemnification agreements with each of its outside directors. Under the indemnification agreements, the registrant has agreed, to the fullest extent permitted by the laws of the State of Maryland, and in accordance with the terms, conditions and limitations set forth in the indemnification agreements, to indemnify each of its outside directors against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred, in connection with various legal proceedings including, without limitation, a lawsuit, arbitration, administrative hearing or investigation, whether by or in the right of the registrant or otherwise. This right to indemnification will extend to actions taken by the director in other capacities in which he or she is serving at the request of the registrant, such as a director or officer of a subsidiary or a fiduciary or trustee of an employee benefit plan. Indemnification is not available if the act or omission by the director was material to the matter in question and the director acted in bad faith, with active and deliberate dishonesty, or in a manner that he or she had reasonable cause to believe was unlawful, or actually received an improper personal benefit. Indemnification is also generally not available if the proceeding is by or on behalf of the registrant and the director is found to be liable to the registrant or if the proceeding is brought by the director against the registrant. The indemnification agreements include a presumption that the director is entitled to indemnification, imposing on the registrant the burden of overcoming that presumption. The indemnification agreements also put in place specific processes and procedures for indemnification claims and advancement of expenses and costs.

Insurance

The registrant maintains directors' and officers' liability insurance under which the registrant's directors and officers are insured against loss (as defined) as a result of claims brought against them based upon their acts or omissions in such capacities, including civil liabilities under the Securities Act of 1933.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located at page II-6.

Item 9.  Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (“Securities Act”);

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undertaking of the registrant in the preceding sentence does not apply to insurance against liability arising under the Securities Act.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, state of Washington, on the 1st day of July, 2015.

BARRETT BUSINESS SERVICES, INC.

By	/s/ James D. Miller
James D. Miller
Vice President–Finance, Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 1st day of July, 2015.

Signature	Title

(1) Principal Executive Officer and Director:

*MICHAEL L. ELICH	President and Chief Executive Officer
and Director

(2) Principal Financial and Accounting Officer:

/s/ James D. Miller	Vice President–Finance, Treasurer and
James D. Miller	Secretary

(3) A majority of the Board of Directors:

*THOMAS J. CARLEY	Director
*JAMES B. HICKS, Ph.D.	Director
*ROGER L. JOHNSON	Director
*JON L. JUSTESEN	Director
*ANTHONY MEEKER	Director

*By	/s/ James D. Miller
James D. Miller
Attorney-in-fact

INDEX TO EXHIBITS

4.1	Articles III, VI, VII, and VIII of the Charter of the registrant, as amended. Incorporated by reference to Exhibit 3 to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

4.2	Article I, Article II, Sections 2.2 and 2.10, Article VI, and Article VII of the Bylaws of the registrant, as amended through February 3, 2014. Incorporated by reference to Exhibit 3.2 to the registrant's Current Report on Form 8-K filed on February 7, 2014.

5	Opinion of Miller Nash Graham & Dunn LLP as to the legality of the securities being registered.

23.1	Consent of Moss Adams LLP, independent registered public accounting firm.

23.2	Consent of Miller Nash Graham & Dunn LLP (included in Exhibit 5).

24	Power of attorney of certain officers and directors.

Other exhibits listed in Item 601 to Regulation S-K are not applicable.